                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number 333-72097

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K/KSB  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q/QSB
              [ ] Form N-SAR

      For the Period Ended: March 31, 2002

      [ ]  Transition Report on Form 10-K
      [ ]  Transition Report on Form 20-F
      [ ]  Transition Report on Form 11-K
      [ ]  Transition Report on Form 10-Q
      [ ]  Transition Report on Form N-SAR

      For the Transition Period Ended: ________________

        Read attached instruction sheet before preparing form. Please print or type.

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                                NEOGENOMICS, INC.
                             Full Name of Registrant

                               1726 Medical Blvd.
            Address of Principal Executive Office (Street and Number)

                                Naples, FL 34108
                            City, State and Zip Code

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                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject  report could not be filed without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

                (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                    effort or expense;

            [X] (b) The subject annual report, semi-annual report,
                    transition report on Form 10-K, Form 20-F, Form 11-K or Form
                    N-SAR, or portion thereof will be filed on or before the
                    15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
                    calendar day following the prescribed due date; and

                (c) The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

(Attach extra sheets if needed.)

        N/A

                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                      Matthew Veal, Chief Financial Officer
                                 (941) 923-1949
                      (Name) (Area Code) (Telephone Number)

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(2) Have all other periodic reports required under Section 13 or 15(d) of the
    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
    no, identify report(s).         [ ] Yes [X] No      2001 Form 10KSB

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
    thereof?                        [ ] Yes [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        Neogenomics, Inc. has caused this notification to be signed on its behalf by the undersigned officer, thereunto duly authorized.

Date: May 15, 2002                  Neogenomics, Inc.

                                    By: /s/ Matthew Veal

                                    Title:  Chief Financial Officer

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